Exhibit 10.7

Covidien Ltd.
2007 Stock and Incentive Plan

TERMS AND CONDITIONS
OF
OPTION AWARD

OPTION AWARD granted on July 2, 2007 (the “Grant Date”).

1.                                       Grant of Option.  Covidien Ltd. (the “Company”) has granted to you an Option to purchase the number of Shares of Common Stock set forth in the Grant Letter that issued this Option to you, subject to the provisions of these Terms and Conditions and the Plan.  This Option is a Nonqualified Stock Option.

2.                                       Exercise Price.  The Exercise Price required to purchase the Shares covered by this Option is set forth in the Grant Letter.

3.                                       Vesting.  Except as provided below, Shares subject to this Option will vest according to the following schedule:

Date	Vested Percentage
1st Anniversary of Grant Date	25%
2nd Anniversary of Grant Date	50%
3rd Anniversary of Grant Date	75%
4th Anniversary of Grant Date	100%

If you terminate employment before full (100%) vesting, you will forfeit the unvested portion of this Option and may exercise the vested portion until the earlier of (i) the date described in Section 4 below or (ii) 90 days after you terminate employment.  However, if you terminate employment due to Normal Retirement (you terminate employment on or after age 60 and the sum of your age and years of service equals at least 70), Retirement (you terminate employment on or after age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, this Option will become vested and exercisable in accordance with the provisions of Section 7, 8 or 9, as applicable.

4.                                       Term of Option.  Unless this Option has been terminated or cancelled, it must be exercised before the close of the New York Stock Exchange (“NYSE”) on the day prior to the 10th anniversary of the Grant Date.  If the NYSE is not open for business on such date, this Option will expire at the close of the NYSE’s first business day that immediately precedes the day prior to the 10th anniversary of the Grant Date.

5.                                       Payment of Exercise Price.  To exercise all or a portion of this Option, you must pay the Exercise Price for each Share as set forth in the Grant Letter.  You may pay the Exercise Price in cash or by certified check, bank draft, wire transfer or postal or express money order.  You may also pay the Exercise Price by using one or more of the following methods: (i) delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly (within the typical settlement cycle for the sale of equity securities on the relevant trading market, or otherwise in accordance with Regulation T issued by the Federal Reserve Board) to the Company sale or loan proceeds adequate to satisfy the portion of the Exercise Price being so paid; (ii) if expressly approved by the Committee, tendering to the Company (by physical delivery or attestation) certificates of Common Stock that you have held for 6 months or longer (unless the Committee, in its discretion, waives this 6-month period) and that have an aggregate Fair Market Value as of the day prior to the date of exercise equal to the portion of the Exercise Price being so paid; or (iii) if such form of payment is expressly authorized by the Board or the Committee, instructing the Company to withhold Shares that would otherwise be issued were the Exercise Price to be paid in cash and that have an aggregate Fair Market Value as of the date of exercise equal to the portion of the Exercise Price being so paid.  Notwithstanding the foregoing, you may not tender any form of payment that the Company determines, in its sole discretion, could violate any law or regulation.  You are not required to purchase all Shares subject to this Option at one time, but you must pay the full Exercise Price for all Shares that you elect to purchase before they will be delivered.  The date of exercise of an Option shall be the date on which the Company receives the Exercise Price for such Option.

6.                                       Exercise of Option.  If you are entitled to exercise this Option, you may exercise it by contacting UBS Financial Services through its web site at www.ubs.com/onesource/cov or by calling its toll free number.  If you are calling from the U.S., the number is 1-877-461-7805.  If you are calling from outside the U.S., the number is 001-201-272-7685.  If someone other than you attempts to exercise this Option (for example, because the Option is being exercised after your death), the Company will deliver the Shares only after determining that the person attempting to exercise this Option is the duly appointed executor or administrator of your estate or an individual to whom this Option has been transferred in accordance with these Terms and Conditions and the terms of the Plan.

7.                                       Retirement, Normal Retirement, Disability or Death.  Notwithstanding the vesting and exercise provisions described in Section 3, this Option will vest and remain exercisable if your Termination of Employment is a result of your Retirement, Normal Retirement, Disability or death as follows:

(i)                                     Retirement.  If you terminate employment as a result of your Retirement (as defined in Section 3) and your Retirement occurs less than 12 months after the Grant Date, you will forfeit all Shares subject to this Option.  If, however, your Retirement occurs at least 12 months after the Grant Date, then you will be entitled to pro rata vesting of this Option based on (A) the number of whole months completed from Grant Date through your employment termination date divided by 48 times (B) the total number of shares awarded under the Option minus (C) the number of shares that previously vested.  You will be entitled to exercise this Option until the earlier of (1) the date described in Section 4 or (2) the third anniversary of your Retirement date.

(ii)                                  Normal Retirement, Disability or Death.  If you terminate employment as a result of your Normal Retirement (as defined in Section 3) and your Normal Retirement occurs less than 12 months after the Grant Date of this Option, you will forfeit all Shares subject to this Option.  If, however, your Normal Retirement occurs at least 12 months after the Grant Date of this Option or you terminate employment because of your death or a Disability, then you will become fully vested in this Option on the date of your Normal Retirement, death or Termination of Employment due to Disability and be entitled to exercise this Option until the earlier of (A) the date described in Section 4 or (B) the third anniversary of the date of your Normal Retirement, death or Termination of Employment due to Disability, as applicable.

8.                                       Termination of Employment Following a Change in Control.  Notwithstanding the vesting and exercise provisions described in Section 3, you will become fully vested in this Option on the date you terminate employment after a Change in Control and be entitled to exercise this Option until the earlier of (A) the date described in Section 4 or (B) the third anniversary of your employment termination date, if you satisfy one of the following requirements:

(i)                                     Within 12 months after a Change in Control, the Company terminates your employment for any reason other than Cause, Disability or death; or

(ii)                                  Within 12 months after a Change in Control and within 60 days after one of the events listed in this Section 8(ii), you terminate your employment because (A) the Company (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations (after written notice of such judgment has been provided by you to the Company and the Company has been given a 15-day period within which to cure such action), or which results in a significant diminution in your position, authority, duties or responsibilities; or (B) the Company, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment; or (2) reduces your base salary, annual bonus, or retirement, welfare, stock incentive, perquisite (if any) and other benefits when taken as a whole.

9.                                   Termination of Employment Resulting From Divestiture or Outsourcing Agreement.  Notwithstanding the vesting and exercise provisions described in Section 3, and subject to the provisions of subsection (i) below, if you terminate employment as a result of a Disposition of Assets, Disposition of a Subsidiary or Outsourcing Agreement, then this Option will vest on a pro-rata basis based on (A) the number of whole months completed from Grant Date through the closing date of the applicable transaction divided by 48 times (B) the total number of shares awarded under the Option minus (C) the number of shares that previously vested.  If you are entitled to pro rata vesting under this Section 9, then the vested portion of this Option will expire on the earlier of (1) the date described in Section 4 or (2) the third anniversary of your employment termination date.

(i)                                     Notwithstanding the foregoing provisions of this Section 9, you shall not be eligible for pro-rata vesting and an extended Option expiration date if (A) your Termination of Employment occurs on or prior to the closing date of a Disposition of Assets or Disposition of a Subsidiary or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an

Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or outsourcing agent, as applicable, but do not commence such employment on the Applicable Employment Date.

(ii)                                  For purposes of Section 9(i), (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a base salary and bonus target that is at least equal to your base salary and bonus target in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated corporation or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or entity ceases to be a member of the Company’s controlled group as a result of such disposition; and (D) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.

10.                                 Withholdings.  The Company has the right, prior to the issuance or delivery of any Shares in connection with the exercise of this Option, to withhold or require from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.  The methods described in Section 5 may also be used to pay your withholding tax obligation.

11.                                 Transfer of Option.  You generally may not transfer this Option or any interest in this Option except by will or the laws of descent and distribution.  However, you may transfer this Option to members of your immediate family or to one or more trusts for the benefit of family members or to one or more partnerships in which the family members are the only partners, provided that (i) you do not receive any consideration for the transfer, (ii) you furnish the Committee or its designee with detailed written notice of the transfer at least 3 business days in advance, and (iii) the Committee or its designee consents in writing to the transfer.  For this purpose, “family member” means any spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, grandnieces and grandnephews, including adopted, in-laws and step family members.  If this Option is transferred pursuant to this provision, it will continue to be subject to the same terms and conditions that applied immediately prior to the transfer.  This Option may be exercised by the transferee only to the same extent that you could have exercised this Option had no transfer occurred.

12.                                 Forfeiture of Option.  You will forfeit all or a portion of this Option if your employment terminates under the circumstances described below:

(i)                                     If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company’s Code of Ethical Conduct, then the Company will immediately rescind the unvested portion of this Option and any vested but unexercised portion of this Option and you will immediately forfeit any and all rights you have remaining at such time with respect to this Option.  Also, you hereby agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon the exercise of any portion of this Option during the 12-month period that occurs immediately prior to your Termination of Employment for Cause.

(ii)                                  If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind the unvested portion of this Option and any vested but unexercised portion of this Option and you will immediately forfeit any and all rights you have remaining on the date that the Committee makes such determination with respect to this Option.  Also, you hereby agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon the exercise of any portion of this Option during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date the Committee determines that you could have been terminated for Cause.

(iii)                             If the Committee determines in its sole discretion that at anytime after your Termination of Employment and prior to the second anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or a Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then any portion of this Option that you have not exercised (whether vested or unvested) will immediately be rescinded and you will forfeit any rights you have with respect to this Option as of the date of the Committee’s determination.  Also, you hereby agree and promise to deliver to the Company, immediately upon the Committee’s determination date, Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit you realized upon the exercise of any portion of this Option during the period that begins 12 months immediately prior to your Termination of Employment and ends on the date of the Committee’s determination.

13.                                 Adjustments.  In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event, the Committee may in its sole discretion adjust the number and kind of

Shares covered by this Option, the Exercise Price and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Option.  Any such determinations and adjustments made by the Committee will be binding on all persons.

14.                                 Restrictions on Exercise.  Exercise of this Option is subject to the conditions that, to the extent required at the time of exercise:

(i)                                     The Shares covered by this Option will be duly listed, upon official notice of issuance, on the NYSE; and

(ii)                                  A Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

The Company will not be required to deliver any Shares until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by the Company’s legal counsel.  Notwithstanding the foregoing, you may only exercise this Option in cash or by certified check, bank draft, wire transfer or postal or express money order if local law permits such exercise method at the time of exercise.

15.                                 Disposition of Securities.  By accepting this Option, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under federal securities laws with respect to trading in the Company’s securities.  You also hereby agree not to use the Company’s “cashless exercise” program (or any successor program) at any time when you possess material nonpublic information with respect to the Company (including Subsidiaries) or when using the program would otherwise result in a violation of applicable securities law.  The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the exercise of this Option or by the disposition of Shares received upon exercise of this Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

16.                                 Plan Terms Govern.  The vesting and exercise of this Option, the disposition of any Shares received upon exercise of this Option, and the treatment of any gain on the disposition of such Shares are subject to the terms of the Plan and any rules that the Committee prescribes.  The Plan document, as amended from time to time, is incorporated into this Terms and Conditions document.  Capitalized terms used herein are defined in the Plan.  If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern.  By accepting this Option Award, you hereby acknowledge receipt of the Plan, as in effect on the Grant Date.

17.                                 Personal Data.  To comply with applicable law and to administer this Option appropriately, the Company and its agents may hold and process your personal data and/or sensitive personal data.  Such data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto, other appropriate personal and financial data about you, and information about your participation in the Plan and Shares obtained under the Plan from time to time.  By accepting this Option, you hereby give your explicit consent to the Company’s processing personal data and/or sensitive personal data as is necessary or appropriate for Plan administration.  You also hereby give your explicit consent to the Company’s transfer of personal data and/or sensitive personal data outside the country in which you work or reside and to the United States.  The legal persons for whom your personal data are intended include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, and any other person that the Company retains or utilizes for Plan administration purposes.  You have the right to review and correct your personal data by contacting your local Human Resources Representative.  You hereby acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan.

18.                                 No Contract of Employment or Promise of Future Grants.  By accepting this Option, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Option is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation.  This Option and any gains received hereunder are not considered part of your salary or compensation for purposes of any pension benefits or for purposes of severance, redundancy or resignation.  If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, Shares, Options or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.

19.                                 Limitations.  Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason.  Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company asset by reason of this Option.  You have no rights as a stockholder of the Company pursuant to this Option until Shares are actually delivered to you.

20.                                 Entire Agreement and Amendment.  These Terms and Conditions and the Plan constitute the entire understanding between you and the Company regarding this Option.  These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Option.  These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan.

21.                                 Severability.  The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect.  Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

22.                                 Acceptance.  By accepting this Option, you agree to the following:

(i)                                     You have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and

(ii)                                  You understand and agree that the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded.

You will be deemed to consent to the application of the terms and conditions set forth in the Plan and these Terms and Conditions unless you contact Covidien Ltd., c/o Equity Plan Administration, 15 Hampshire Street, Mansfield, MA 02048 in writing within 30 days of receiving the grant package.  Receipt by the Company of your non-consent will nullify this Option unless otherwise agreed to in writing by you and the Company.